Exhibit 1a.6q

SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

This Settlement Agreement and Mutual General Release (the "Agreement") is entered into and effective as of December 20, 2017 (the "Effective Date"), by and between CKR Law, LLP, a California limited liability partnership, including its partners, attorneys, officers, directors, employees, shareholders, affiliates, subsidiaries and parent companies (collectively. "CKR") on the one hand, and YayYo, Inc.. a Delaware corporation ("YayYo"), on the other hand. For the purposes of this Agreement, CKR and YayYo are sometimes collectively referred to as the "Parties" and each separately as a "Party".

RECITALS

This Agreement is entered into with reference to the following facts:

A.           In November 2016. CKR and YayYo entered into a written engagement agreement (the "Original Engagement Agreement") pursuant to which CKR agreed to represent YayYo in certain legal matters involving corporate and securities law (the "Legal Services"); and

B.           Since the execution of the Engagement Agreement. CKR performed its Legal Services at the request and for the benefit of YayYo; and

C.           As of the date of this Agreement, YayYo owes CKR for accrued and unpaid legal fees in the amount of approximately $278,000.00 (hereinafter, the "Invoice") for Legal Services performed by CKR at the request and for the benefit of YayYo; and

D.           On or about May 10. 2017. the Parties agreed to terminate their attorney-client relationship and to terminate the Engagement Agreement, CKR resigned as legal counsel to YayYo, and YayYo engaged new legal counsel to represent YayYo going forward; and

E.           The Parties acknowledge and agree that, while there is currently no dispute under the terms of the Engagement Agreement or the resulting Legal Services or Invoice, it is nonetheless the Parties desire and intent to (i) terminate the Engagement Agreement, (ii) terminate and sever the attorney-client relationship between CKR and YayYo effective as of May 10, 2017, and (iii) provide for the settlement of the Invoice and the payment of the sums set forth herein as full and final payment of the Invoice owed by YayYo to CKR; and

F.           The Parties desire to settle any and all disputes which exist between them, including but not limited to, all disputes relating to the Engagement Agreement and/or the outstanding Invoice owed to CKR, subject to and upon the terms and conditions of this Agreement as set forth below.

TERMS OF SETTLEMENT

NOW THEREFORE, for valuable consideration, including the mutual promises as set forth below, the payment of monies as set forth below, and the representations and warranties contained in this Agreement, the Parties agree as follows (hereinafter referred to as the "Settlement"):

1.          Settlement Amount. As full and final settlement of the Invoice, YayYo agrees to pay to CKR cash and stock consideration in amounts to be paid and delivered as follows:

(a)          $50,000.00 in cash by bank wire transfer on or before January 5, 2018 (the "First Cash Payment"), the receipt of which is hereby acknowledged; and

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(b)          $50,000.00 in cash by bank wire transfer (the "Second Cash Payment") on or before April 5, 2018; provided that if CKR determines that YayYo has failed to comply with this Section 1(b), YayYo agrees:

(i)	To commence repayment of the Second Cash Payment in no fewer than ten (10) monthly installments on the 8th of each month commencing April 8. 2018: and

(ii)	In each instance, should YayYo fail to make a timely monthly installment payment (commencing with the first such payment on April 8, 2018 and on the 8th of each month thereafter), then YayYo shall on each such failure, issue and deliver a stock certificate representing 2.000 shares of YayYo common stock to CKR within three (3) business days of CKR making each such demand, with email demand to suffice:

(c)          To issue a stock certificate representing 20,000 shares of YayYo common stock on or before March 15, 2018; provided that if CKR determines that YayYo has failed to comply with this Section 1(c) YayYo agrees to issue and deliver a stock certificate representing 25,000 shares no later than March 20, 2018; and

(d)          if at any time after March 5, 2018, YayYo (or any of its affiliates or subsidiaries) raises investment capital in the amount of Two Hundred Thousand Dollars ($200,000.00) or more, YayYo agrees to immediately pay the Second Cash Payment less any amounts previously paid under Section l(b)(i) above, all as determined by CKR.

2.           Termination of the Original Engagement Agreement. The Parties agree that the Original Engagement Agreement between the Parties is terminated and CKR's representation of YayYo is terminated effective as of May 10, 2017.

3.           Representations and Warranties of YayYo. YayYo hereby expressly warrants and represents to CKR as follows:

(a)          YayYo understands and acknowledges that CKR has advised YayYo to seek the advice of independent legal counsel in connection with the preparation, review and execution of this Agreement and the settlement and mutual release contained in this Agreement:

(b)          YayYo understands and acknowledges that CKR has not and is not representing or advising YayYo as to this Agreement, including without limitation, the settlement of this fee dispute and the settlement of any other claims of any nature whatsoever, including without limitation legal malpractice claims;

(c)          YayYo has engaged independent legal counsel to represent YayYo's interests in connection with this Agreement and the subject matter hereof: and

(d)          The foregoing warranties and representations shall survive the execution and delivery of this Agreement.

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4.           Mutual General Release of All Claims. Each of the Parties to this Agreement, on behalf of themselves, and their respective present and former agents, employees, employers, officers, directors, shareholders, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partnerships, partners, joint venturers, heirs, spouses, children, issue, family members, estates, beneficiaries, representatives, executors, administrators, investors, affiliates, attorneys, insurers, predecessor and successor corporations, successors and assigns, and each of them, and all those claiming by, through, under or in concert with them or any of them (collectively, the "Releasing Parties"), hereby completely release and fully and forever discharge each other and their respective present and former agents, employees, employers, officers, directors, shareholders, corporations (including, but not limited to, professional corporations), parent and subsidiary corporations, partnerships, partners, joint venturers, heirs, spouses, children, issue, family members, estates, beneficiaries, representatives, executors, administrators, investors, affiliates, attorneys, insurers, predecessor and successor corporations, successors and assigns, and each of them, and all those claiming by. through, under or in concert with them or any of them (collectively the "Released Parties"), from any and all claims, contentions, rights, debts, liabilities, demands, accounts, damages, promises, costs, expenses, (including but not limited to attorneys' fees), liens, subrogation rights, indemnification rights, losses, actions, and causes of action of any kind or nature whatsoever (hereinafter, referred to as "Claims"), whether due or owing in the past, present or future and whether based upon contract, tort, statute, or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, fixed or contingent, matured or unmatured, with respect to, pertaining to, or that in any manner arise from or relate to the Original Engagement Agreement, the Legal Services, the Invoice and the Released Parties actions up through the Effective Date of this Agreement. This Section 4 is referred to as the "General Release." Notwithstanding anything contained in this Agreement to the contrary, it is the express intention of the Parties, and each of them, that the Claims released pursuant to this General Release do not include (i) Claims, if any, which arise from, pertain to, or are based upon a breach of this Agreement, including but not limited to, a breach of any or all of the payment and delivery obligations of YayYo under Section 1 above, and/or the representations and warranties set forth in this Agreement, and/or (ii) Claims, if any. which arise from, pertain to, or are based upon the executory obligations of this Agreement, including, but not limited to. any or all of the indemnifications set forth in this Agreement.

5.           Waiver of Civil Code Section 1542. Releasing Parties, and each of them, hereby waive any and all rights or benefits which any of them may have under Section 1542 of the Civil Code of the State of California, providing that:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

Releasing Parties, and each of them, hereby represent and warrant to the Released Parties, and each of them, that they understand the effect of this waiver and said Civil Code section and that they are represented and have been advised in this General Release by an attorney duly licensed to practice law in the State of California. Releasing Parties, and each of them, hereby specifically waive all rights, benefits and provisions of Section 1542 of the Civil Code of the State of California, and any similar law of any other jurisdiction, which section has been fully explained to them.

6.           Release of Unknown Claims. Releasing Parties, and each of them, acknowledge that they, or any of them, may hereafter discover Claims and/or facts now unknown or unsuspected, or in addition to. or different from, those which Releasing Parties now know or believe to be true with respect to this General Release. Nevertheless, Releasing Parties, and each of them, intend by this General Release to release fully, finally, and forever all Claims released hereby. Accordingly, this General Release will remain in full force and as a separate release of such Claims notwithstanding the discovery or existence of any such additional or different Claims and/or facts before or after the Effective Date of this Agreement.

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7.           No Admission of Liability. This Agreement is entered into for the purposes of compromising disputed claims and avoiding the expense, inconvenience, and uncertainty of litigation. Nothing contained in this Agreement, nor any consideration given pursuant to it, shall constitute or be deemed an admission of any act, omission, liability, or damages of any party. It being understood and agreed that this is a compromise settlement of doubtful and disputed claims, or potential disputed claims, and the furnishing of the consideration for this Agreement shall not be deemed or construed as an admission of liability or responsibility at any time for any purpose.

8.           Terms and Conditions Confidential.

(a)          Subject to Section 8(b) below and except as may be required by law, each Party agrees to hold the terms and conditions of this Agreement in strict confidence. No Party shall disclose the terms and conditions of this Agreement to any person or entity, except such Party's attorneys, accountants, tax consultants, state or federal authorities, or as may be required by law. Any person or entity to whom disclosure of the terms and conditions of this Agreement is made in accordance with this Section 7 shall be instructed that the terms and conditions of this Agreement are confidential. In the event that an inquiry is made to any of the Parties by any individual, other than the individuals described in this Section 7, to whom the Parties are bound or required to disclose such information, regarding the status of the dispute between the Parties, the Parties may comment only that this dispute was "resolved'' No Party shall disparage any other Party, nor shall any Party make any public statement nor do any act that is calculated or likely to result in an inquiry by any member of the public as to any aspect of the dispute between the Parties or any of the information covered by this confidentiality provision. All Parties shall make their best efforts in all respects and in good faith to keep all information concerning the dispute between the Parties or any of the information covered by this confidentiality provision confidential and secret from any person except the individuals described in this paragraph to whom the Parties are legally bound or otherwise required or permitted to disclose such information.

(b)          Any confidentiality or non-disclosure provision in this Agreement does not prohibit or restrict any Party (or such Party's attorney) from initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission ("SEC"), the Financial Industry Regulatory Authority ("FINRA"), any other self-regulatory organization or any other state or federal regulatory authority, regarding this settlement or its underlying facts or circumstances.

9.           Representations and Warranties of the Parties. The undersigned Parties each further expressly warrant and represent to the other Parties as follows:

(a)          Final Integrated Agreement. This Agreement and the documents referred to herein constitute the entire, final and binding understanding between the Parties hereto; that no other statement or representation, written or oral, express or implied, has been received or relied upon in the Settlement, and that all prior discussions, statements and negotiations made or which have occurred prior to the date of the Agreement will be deemed merged into this Agreement and the documents referred to herein, and will not be used for any other purpose whatsoever;

(b)          Understanding of Agreement. Each Party understands and agrees to the Settlement, this Agreement and the terms and conditions contained herein and in the documents referred to herein (if any), and has relied upon his, her or its own judgment, belief, knowledge, understanding and expertise after careful consideration with his, here or its own legal counsel concerning the legal effect of the Settlement and all of the terms of this Agreement;

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(c)          Voluntary Settlement. Each Party enters into the Settlement, this Agreement and the documents referred to herein, knowingly and voluntarily, in the total absence of any fraud, mistake, duress, coercion, or undue influence and after careful thought and reflection upon the Settlement, the Agreement and the documents referred to herein; and accordingly, by signing this document and the documents referred to herein, each signifies full understanding, agreement and acceptance;

(d)          Investigation of Facts. Each Party has investigated the facts pertaining to this Settlement and the Agreement and all matters pertaining thereto as deemed necessary to each Party and have assumed any risk of mistake of fact and any facts proven to be other than or different from the facts now known to any of the parties and therefore intend this Agreement to be binding without regard to any mistake of fact or law relating to the subject matter of this Agreement; and

(e)          No Other Actions. Each Party represents and warrants that he, she or it has not commenced or prosecuted and will not commence or prosecute any other action or proceeding for recovery of damages or for any form of equitable relief, declaratory relief or any other form of action or proceeding or arbitration against any Party or any other person based upon the Claims released in this Agreement. Each Party further acknowledges that this Agreement will constitute a judicial bar to the institution of any such action or proceeding or any assignment thereof. Notwithstanding the foregoing there is no bar to further action based upon a breach of the terms of this agreement, specifically the amounts, timing and characteristics of the consideration set forth in Section 1 above; and

(f)          No Tax Representations. Except as may be set forth in this Agreement, no statement or representation, written or oral, express or implied, has been made to any Party or to their respective agents, representatives, employees, or attorneys about the federal or state income tax consequences of this Agreement and/or tax treatment of any monies paid pursuant to this Agreement; and

(g)          Authority to Execute, Deliver and Perform this Agreement; Indemnity. Each Party hereto represents and warrants to the other Party or Parties that he, she or it has the full power and authority to execute, deliver and perform under this Agreement and all documents referred to herein, and that any needed consent or approval from any other person has been obtained, including, but not limited to, valid corporate franchise and approval of the board of directors for any corporate party, and including the absence of any duty or obligation that would prevent, or be put in breach or default by, such execution, delivery or performance; and each Party will indemnify and hold the other Party or Parties harmless with respect to any and all liability, cost, expense (including reasonable attorneys’ fees), or claim with respect to, pertaining to, or arising from any assertion of any such obligation or lack of such power or authority.

(h)          This Agreement is being executed solely in reliance on their own respective judgment, belief and knowledge of the matters set forth here and on the advice of their respective attorneys following an independent investigation of all relevant matters to the extent they deem necessary and reasonable;

(i)          The parties hereby incorporate the Recitals set forth above as an integral part of this Agreement and acknowledge the truth and accuracy of those Recitals.

10.        Attorneys' Fees. The Parties shall each bear their own attorney's fees and other expenses incurred as a result of the dispute to which this Agreement relates, including expenses for the negotiation and preparation of this Agreement. If any legal action is commenced to interpret, enforce, or recover damages for the breach of any term of this Agreement, the prevailing Party shall be entitled to recover reasonable attorney's fees incurred in connection with that action, in addition to costs of suit.

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11.         Non-Disparagement Clause. Each Party agrees that he, she or it will not directly or indirectly make any statement that will or may have the effect of disparaging any other Party or which is or may be derogatory of any other Party to this Agreement.

12.         Entire Agreement. This Agreement contains the entire understanding between the Parties concerning the settlement of this dispute. Any and all prior negotiations that are not contained in this Agreement are superseded and of no force or effect. Each Party represents and warrants that no promise or inducement to enter into this settlement has been made to him or her that is not set forth in this Agreement.

13.         Further Assurances. Each party covenants and agrees to execute such further documents and perform such further acts as may be reasonable and necessary to effectuate the purposes of this Agreement.

14.         Governing Law; Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Los Angeles County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.

15.         Counterparts. This Agreement shall become effective on its execution by or on behalf of all Parties. It may be executed in two or more counterparts, each of which shall be deemed to be an original, and all counterparts shall together constitute the Agreement.

16.         Amendment. This Agreement may not be orally superseded, modified, or amended. No waiver, modification, or amendment shall be valid unless signed by all Parties.

17.         Authority. Each execution, delivery and performance of this Agreement by each of the Parties hereto have been duly authorized by all necessary actions of each such Party.

18.         Binding on Successors. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties, their assigns, affiliates and their parent, subsidiary, related and affiliated organizations, companies and corporations.

19.         Construction; Gender. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine and neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

20.         Headings. The headings contained in this Agreement have been inserted for convenience only and in no way, define or limit the scope or interpretation of this Agreement. Where the context requires, the masculine, feminine, and neuter genders shall be construed to include each other, as shall the singular and the plural and the past, present, and future tenses.

21.         Ambiguities or Uncertainties. The Settlement, this Agreement and the documents referred to herein, and any ambiguities or uncertainties herein or therein, will be equally and fairly interpreted and construed without reference to the identity of the Party or Parties preparing this document or the documents referred to herein, on the express understanding and agreement that the Parties participated equally in the negotiation and preparation of the Agreement and the documents referred to herein, or have had equal opportunity to do so. Accordingly, the Parties hereby waive the benefit of California Civil Code section 1654 and any successor or amended statute, providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

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22.         Advice of Legal Counsel; Voluntary Execution of this Agreement. Each of the Parties acknowledge that they have read and understood this Agreement, its legal effect and its tax ramifications (if any). Each Party acknowledges that such Party has had a reasonable opportunity to obtain independent legal counsel for advice and representation in connection with this Agreement. Each Party further acknowledges that such Party is not relying on the legal counsel employed by the other Party, and each Party is entering into this Agreement without any fraud, deception, misrepresentation, duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties further acknowledge that: (a) they have read this Agreement); (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice, or have had an opportunity to do so and voluntarily elected not to; (c) they know and understand the terms of this Agreement and of the releases it contains; and (d) they are fully aware of the legal and binding effect of this Agreement.

23.         Survival of Executory Provisions. Any and all executory provision under this Agreement and the documents referred to herein will survive the consummation of this Agreement and will continue in full force and effect until fully performed and satisfied.

24.         Severability. In the event that any provision of this Agreement should be held to be void, voidable or unenforceable, the remaining portions hereof will remain in full force and effect.

25.         Waiver. No waiver by any of the Parties of any breach by the other Party hereto of any condition or provision of this Agreement to be performed by the other Party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands with effect as of the date first above written.

For:	CKR LAW, LLP	For:	YAYYO, INC.

By:	/s/ Joe Tagliaferro	By:	/s/ Ramy El-Batrawi

Name:	Joe Tagliaferro	Name:	Ramy El-Batrawi

Title:	Partner	Title:	CEO

Dated:	3/618	Dated:	12-27-17

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